Exhibit 10

PLAN OF EXCHANGE
BY WHICH
VOICE DIARY INC.
(a Delaware corporation)
SHALL ACQUIRE
SUI NING SHI YIN FA BAI ZHI CHAN YE
YOU XIAN GONG SI
(a corporation organized under the laws of the Peoples’ republic of China)

I. RECITALS

1. The Parties to this Plan of Exchange:	3
(1.1) Voice Diary Inc.	3
(1.2) Sui Ning Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si.	3

2. The Capital of the Parties:	3
(2.1) The Capital of VDYI	3
(2.2) The Capital of Yin Fa	3

3. Transaction Descriptive Summary:	3

4. SEC compliance.	3

5. Delaware compliance.	3

6. Audited Financial Statements.	3

II. PLAN OF REOGANIZATION	4

1. Conditions Precedent to Closing.	4
(1.1) Shareholder Approval.	4
(1.2) Board of Directors.	4
(1.3) Due Diligence Investigation.	4
(1.4) The rights of dissenting shareholders,	4
(1.5) All of the terms, covenants and conditions	4
(1.6) The representations and warranties	4
(1.7) Certificate of majority shareholders of VDYI	4
(1.8) Absence of VDYI Liabilities	5
(1.9) Delivery of Audited Financial tatements	5

2. Conditions Concurrent and Subsequent to Closing.	5
(2.1) Delivery of Registered Capital of Yin Fa.	5
(2.2) Acquisition Share Issuance and Purchase of Common Stock .	5

3. Plan of Acquisition	6
(3.1) Exchange and Reorganization:	6
(3.2) Delivery of Common Stock:	6
(3.3) Issuance of Common Stock:	6
(3.4) Closing/Effective Date:	6
(3.5) Surviving Corporations	6
(3.6) Rights of Dissenting Shareholders:	6
(3.7) Service of Process and Address:	6
(3.8) Surviving Articles of Incorporation:	6
(3.9) Surviving By-Laws:	6
(3.10) Further Assurance, Good Faith and Fair Dealing:	6
(3.11) General Mutual Representations and Warranties.	7
(3.11.1) Organization and Qualification.	7
(3.11.2) Corporate Authority.	7
(3.11.3) Ownership of Assets and Property.	7
(3.11.4) Absence of Certain Changes or Events.	7
(3.11.5) Absence of Undisclosed Liabilities.	8
(3.11.6) Legal Compliance.	8
(3.11.7) Legal Proceedings.	8
(3.11.8) No Breach of Other Agreements.	8
(3.11.9) Capital Stock.	8
(3.11.10) SEC Reports, Liabilities and Taxes.	8
(3.11.11) Brokers' or Finder's Fees.	8
(3.12) Miscellaneous Provisions	9
(3.12.1)	9
(3.12.2)	9
(3.12.3)	9
(3.12.4)	9
(3.12.5)	9
(3.12.6)	9

4. Termination	9

5.Closing	9

6. MergerClause	9

The Remainder of this Page is Intentionally left Blank

PLAN OF EXCHANGE
BY WHICH
Voice Diary Inc.
(a Delaware corporation)
SHALL ACQUIRE
Sui Ning Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si
(a corporation organized under the laws of the Peoples’ Republic of China)

ADJUSTMENTS: lead This Plan of Exchange (the “Agreement” or “Plan of Exchange”) is made and dated as of this 12th day of June, 2006, and is intended to supersede all previous oral or written agreements, if any, between the parties, with respect to its subject matter. Notwithstanding the foregoing, it is subject to, and shall be interpreted together with that certain Letter of Intent, dated May 30, 2006 and the Escrow Agreement, dated June 7, 2006. This Agreement anticipates that extensive due diligence shall have been performed by both parties. As stated in the Letter of Intent, all due diligence shall have been completed by the Parties no later than June 12, 2006.

I. RECITALS

1. The Parties to this Agreement:

(1.1) Voice Diary Inc. ("VDYI"), a Delaware corporation.

(1.2)Sui Ning Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si, a corporation organized under the laws of the Peoples’ Republic of China (“Yin Fa”).

2. The Capital of the Parties:

(2.1) The Capital of VDYI consists of 20,000,000 authorized shares of Class A Common Stock, par value $.01, of which 12,022,977 shares are issued and outstanding, and 8,344 authorized shares of Class B Common Stock, par value $.01, of which 744 shares are issued and outstanding, which are equal to 1,176,986 shares of Class A Common Stock after the allowable conversion.

(2.2) The Capital of Yin Fa consists of RMB 1,000,000 in registered capital (US$1=8 RMB), which for the purposes of this Agreement, is referred to as “common stock” or “capital stock”.

3. Transaction Descriptive Summary: VDYI desires to acquire Yin Fa and the shareholders of Yin Fa (the “Yin Fa Shareholders”) desire Yin Fa to be acquired by a public company. VDYI would acquire 100% of the capital stock of Yin Fa in exchange for the issuance by VDYI of 30,000,000 (post-split) new shares of Class A Common Stock to Yin Fa. In addition, Yin Fa and/or the Yin Fa Shareholders would acquire 7,977,023 (pre-split) new shares of Class A Common Stock and 2,000 new shares of Class B Common Stock from VDYI for a payment by Yin Fa and/or the Yin Fa Shareholders of an amount equal to $264,000, and Yin Fa and/or the Yin Fa Shareholders would acquire 1,305,000 (pre-split) shares of Class A Common Stock from two shareholders of VDYI for a payment by Yin Fa and/or the Yin Fa Shareholders of an amount equal to $136,000. The distributions of payments will be made by Yin Fa to VDYI and the Selling Shareholders in accordance with the Escrow Agreement. The above purchase and issuance will give Yin Fa total of 30,836,218 (post-split) shares of Class A Common Stock and 2,000 new shares of Class B Common Stock, or a 'controlling interest' in VDYI representing approximately 97.6% of the issued and outstanding shares. Yin Fa will not convert these shares for one year but shall be allowed to use them towards a shareholder vote. The transaction will not immediately close but shall be conditioned upon (1) settling the liabilities of VDYI and its subsidiary, (2) 7,977,023 (pre-split) new shares of Class A Common Stock and 2,000 new shares of Class B Common Stock are deposited into the account of Escrow Agent via hand delivery by Mr. Hinkis in exchange for $264,000, (3) 1,305,000 (pre-split) shares of Class A Common Stock are deposited into the account of Escrow Agent via hand delivery by Mr. Hinkis in exchange for $136,000, and (4) the issuance of the new 30,000,000 (post-split) new shares of Class A Common Stock to the Yin Fa shareholders (an deposit of $50,000 of the amount due Selling Shareholder will be retained by the Escrow Agent until this issuance), which should take no longer than 60 days, and (5) at Closing Arie Hinkis, the owner of 744 shares of Class B Common Stock, will retire all his Class B Common Stock back to the treasury, and (6) the subsidiary has been vended out from VDYI prior to Closing. The parties intend that the transactions qualify and meet the Internal Revenue Code requirements for a tax free reorganization, in which there is no corporate gain or loss recognized by the parties, with reference to Internal Revenue Code (IRC) sections 354 and 368.

4. SEC compliance. VDYI shall cause the filing with the Commission of a Current Report on Form 8-K, within four business days of the date hereof, reporting the execution of this Agreement, and, after the closing, the filing and mailing to its shareholders of an Information Statement on Schedule 14F-1 pursuant to Rule 14f-1 under the Securities Exchange Act of 1934, as amended, which is required to be filed and mailed ten days before a change in the majority of the Board of Directors of VDYI other than at a shareholders’ meeting. The Parties contemplate that any change in the majority of the Board of Directors will occur after the closing.

5. Delaware compliance. Articles of Exchange are required to be filed by Delaware law as the last act to make the plan of exchange final and effective under Delaware law.

6. Audited Financial Statements. Certain filings under the Securities Exchange Act of 1934, such as a Current Report on Form 8-K, require audited financial statements of Yin Fa to be filed with the SEC within 71 days of the initial Form 8-K filing with respect to this transaction. In connection with VDYI’s filing of a Current Report on Form 8-K/A within 71 days after the closing, as it relates to this transaction, audited financial statements of Yin Fa will be filed with the SEC in accordance with Form 8-K. Yin Fa has agreed to provide audited financial statements prepared in conformity with U.S. GAAP to VDYI at or prior to closing.

II. PLAN OF EXCHANGE

1. Conditions Precedent to Closing.

The obligation of the parties to consummate the transactions contemplated herein are subject to the fulfillment or waiver prior to the closing of the following conditions precedent:

(1.1) Shareholder Approval. Yin Fa and VDYI shall have secured their shareholder approvals for this transaction, if required, in accordance with the laws of its place of incorporation and its constituent documents.

(1.2) Board of Directors. The Boards of Directors of each of Yin Fa and VDYI shall have approved the transaction and this agreement, in accordance with the laws of its place of incorporation and its constituent documents.

(1.3) Due Diligence Investigation. Each party shall have furnished to the other party all corporate and financial information which is customary and reasonable, to conduct its respective due diligence, normal for this kind of transaction. If either party determines that there is a reason not to complete the Plan of Exchange as a result of their due diligence examination, then they must give written notice to the other party prior to the expiration of the due diligence examination period. The due diligence period, for purposes of this paragraph, shall have expired on June 12, 2006. The Closing Date shall be three days after the satisfaction or waiver of all of the conditions precedent to closing set forth in this Plan of Exchange, unless extended to a later date by mutual agreement of the parties.

(1.4) The rights of dissenting shareholders, if any, of each party shall have been satisfied and the Board of Directors of each party shall have determined to proceed with the Plan of exchange.

(1.5) All of the terms, covenants and conditions of the Plan of exchange to be complied with or performed by each party before Closing shall have been complied with, performed or waived in writing;

(1.6) The representations and warranties of the parties, contained in the Plan of exchange, as herein contemplated, except as amended, altered or waived by the parties in writing, shall be true and correct in all material respects at the Closing Date with the same force and effect as if such representations and warranties are made at and as of such time; and each party shall provide the other with a certificate, certified either individually or by an officer, dated the Closing Date, to the effect, that all conditions precedent have been met, and that all representations and warranties of such party are true and correct as of that date. The form and substance of each party's certification shall be in form reasonably satisfactory to the other.

        (1.7) Certificate of the Majority Shareholder of VDYI. It shall be a condition precedent to the obligation of Yin Fa and the Yin Fa Shareholders to consummate the transactions contemplated herein that a certificate of the Majority Shareholders of VDYI in substantially the following form be delivered to them on the date of execution:

(i)
VDYI is a corporation duly organized and validly existing under the laws of the State of Delaware and has all requisite corporate power to own, operate and lease its properties and assets and to carry on its business.

(ii)	The authorized capitalization and the number of issued and outstanding capital shares of VDYI are accurately and completely set forth in the Plan of Exchange.
(iii)
The issued and outstanding shares of VDYI (including 7,977,023 (pre-split) new shares of Class A Common Stock, 2,000 new shares of Class B Common Stock, and 30,000,000 (post-split) new investment shares of Class A Common Stock of VDYI to be issued to the Yin Fa Shareholders pursuant to Regulation S) have been duly authorized and validly issued and are fully paid and non-assessable.

(iv)
VDYI has the full right, power and authority to sell, transfer and deliver the 7,977,023 (pre-split) new shares of Class A Common Stock, 2,000 new shares of Class B Common Stock, and the 1,305,000 (pre-split) shares of Class A Common Stock of VDYI to the Yin Fa Shareholders for the purchase price total of $400,000, and has the full right, power and authority to sell, transfer and deliver the 30,000,000 (post-split) new investment shares of Class A Common Stock of VDYI to the Yin Fa Shareholders, and, upon delivery of the certificates representing such shares as contemplated in the Plan of Exchange, will transfer to the Yin Fa Shareholders good, valid and marketable title thereto, free and clear of all liens.

(v)
VDYI has taken all steps in connection with the Plan of Exchange, the increase in the authorized share capital of Class A Common Stock to 500,000,000, and the reverse split of Class A Common Stock by 1 for 11.1, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto.

(vi)
VDYI has taken all steps in connection with the Plan of Exchange and the issuance of the 7,977,023 (pre-split) new shares of Class A Common Stock, 2,000 new shares of Class B Common Stock, and 30,000,000 (post-split) new investment shares of Class A Common Stock of VDYI, which are necessary to comply in all material respects with the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as well as the rules and regulations promulgated pursuant thereto. To provide additional insurance to Yin Fa, VDYI agrees to retain $50,000 into escrow per its escrow agreement with Greentree Financial Group, Inc. until the issuance of the new 30,000,000 (post-split) new shares of Class A Common Stock of VDYI to the Yin Fa shareholders completed.

(vii)	VDYI has no material liabilities as such term is defined by U.S. generally accepted accounting principles.
(viii)	The VDYI subsidiary has been vended out from VDYI prior to Closing.

(1.8) Absence of VDYI and its Subsidiary's Liabilities. VDYI shall have no material liabilities as such term is defined by U.S. generally accepted accounting principles. The accounting firm of VDYI shall deliver to Yin Fa a letter to such effect, and counsel to VDYI shall deliver to Yin Fa a comfort letter with respect to the absence of liabilities. At VDYI's request, such request to be made by Closing, Mr. Hinkis will buy VDL from VDYI in consideration of 10% royalty payments on all income of VDL for three years. Mr. Hinkis may also eliminate the VDL subsidiary's liabilities through this purchase. Mr. Hinkis will retain the right to future use of Voice Diary, Inc. if the new management changes VDYI's name. All expenses to prepare and file documents connected to the Plan of Exchange will be paid by Yin Fa. The attorney comfort letter, not to exceed $3,000, will be paid by Yin Fa. The quarterly accounting review fees will also be paid by Yin Fa.

(1.9) Delivery of Audited Financial Statements. Yin Fa shall have delivered to VDYI audited financial statements and an audit report thereon for the year ended December 31, 2005 and unaudited financial statements for the quarter ended March 31, 2006, any required audits shall be prepared by a PCAOB member audit firm in accordance with U.S. GAAP at Yin Fa’s expense.

2. Conditions Concurrent and Subsequent to Closing.

(2.1) Delivery of Registered Capital of Yin Fa. Immediately upon or within 30 days from the date of this agreement, VDYI shall have 100% of the beneficial interest of Sui Ning Shi Yin Fa Bai Zhi Chan Ye You Xian Gong Si.

(2.2) Acquisition Share Issuance and Purchase of Common Stock. Immediately upon the First Closing, VDYI shall deliver the 7,977,023 (pre-split) new shares of Class A Common Stock, 2,000 new shares of Class B Common Stock and the 1,305,000 (pre-split) shares of Class A Common Stock of VDYI to the Yin Fa Shareholders in exchange for total payments of $350,000 in cash. Immediately upon the Second Closing, VDYI shall issue to the Yin Fa Shareholders 30,000,000 (post-split) new investment shares of Class A Common Stock of VDYI to the Yin Fa Shareholders in exchange for a payment of $50,000 in cash, and, as a result, the then outstanding shares shall be as follows:

	Class A Common Stock	Class B Common Stock

Beginning out standing balance	12,022,977	744
New issuance to Yin Fa	7,977,023	2,000
Total outstanding balance before reverse split	20,000,000	2,744

Purchase by Yin Fa from shareholders of VDYI	1,305,000	-
Class B Common stock retired - AH	-	(744)
Total shares held by Yin Fa after Closing	9,282,023	2,000

Outstanding after reverse split 1:11.1 Class A	1,801,801	2,000
New issuance to Yin Fa, exchange with subsidiary	30,000,000	-
Total outstanding balance after reverse split	31,801,801	2,000

Shareholders information after the transaction:
Yin Fa shareholders	30,836,218	2,000
Current shareholders of VDYI	965,583	-

*Note: Conversion from Class B Common stock to Class A Common Stock (Number of Class A=Outstanding Class A / 7,600 * Number of Class B)

3. Plan of Exchange

(3.1) Exchange and Reorganization: VDYI and Yin Fa shall be hereby reorganized, such that VDYI shall acquire 100% the capital stock of Yin Fa, and Yin Fa shall become a wholly-owned subsidiary of VDYI.

(3.2) Delivery of Common Stock: On or before June 22, 2006, VDYI shall deliver the 7,977,023 (pre-split) new shares of Class A Common Stock, 2,000 new shares of Class B Common Stock, and the 1,305,000 (pre-split) shares of Class A Common Stock of VDYI to or for the Yin Fa Shareholders.

(3.3) Issuance of Common Stock: Within 60 days upon the effective date of the Plan, VDYI shall issue 30,000,000 (post-split) new investment shares of Class A Common Stock of VDYI to or for the Yin Fa Shareholders.

(3.4) Closing/Effective Date: The Plan of exchange shall become effective immediately upon approval and adoption by the parties hereto, in the manner provided by the law of the places of incorporation and constituent corporate documents, and upon compliance with governmental filing requirements, such as, without limitation, filings under the Securities Exchange Act of 1934, and the filing of Articles of Exchange, if applicable under State Law. Closing shall occur when all conditions of closing have been met or are waived by the parties. The parties anticipate the filing of a Schedule 14F-1 Information Statement at least ten days prior to any change in majority of the Board of Directors of VDYI. The Parties expect to make such filing after the Closing.

(3.5) Surviving Corporations: Both corporations shall survive the exchange and reorganization herein contemplated and shall continue to be governed by the laws of its respective jurisdiction of incorporation.

(3.6) Rights of Dissenting Shareholders: Each Party is the entity responsible for the rights of its own dissenting shareholders, if any.

(3.7) Service of Process and Address: Each corporation shall continue to be amenable to service of process in its own jurisdiction, exactly as before this acquisition. The address of VDYI is 200 Robbins Lane, Jericho, New York 11753. The address of Yin Fa is 188 Xi Shan Road, Sui Ning, Si Chuan, Peoples’ Republic of China. The address of VDYI will be changed, according to the instruction of Yin Fa, before filing of the Form 8-K.

(3.8) Surviving Articles of Incorporation: the Articles of Incorporation of each Corporation shall remain in full force and effect, unchanged.

(3.9) Surviving By-Laws: the By-Laws of each Corporation shall remain in full force and effect, unchanged.

(3.10) Further Assurance, Good Faith and Fair Dealing: the Directors of each Company shall and will execute and deliver any and all necessary documents, acknowledgments and assurances and do all things proper to confirm or acknowledge any and all rights, titles and interests created or confirmed herein; and both companies covenant expressly hereby to deal fairly and in good faith with each other and each others shareholders. In furtherance of the parties desire, as so expressed, and to encourage timely, effective and businesslike resolution the parties agree that any dispute arising between them, capable of resolution by arbitration, shall be submitted to binding arbitration. As a further incentive to private resolution of any dispute, the parties agree that each party shall bear its own costs of dispute resolution and shall not recover such costs from any other party.

(3.11) General Mutual Representations and Warranties. The purpose and general import of the Mutual Representations and Warranties, are that each party has made appropriate full disclosure to the others, that no material information has been withheld, and that the information exchanged is accurate, true and correct. These warranties and representations are made by each party to the other, unless otherwise provided in this agreement, and they speak and shall be true immediately before Closing.

(3.11.1) Organization and Qualification. Each corporation is duly organized and in good standing, and is duly qualified to conduct any business it may be conducting, as required by law or local ordinance.
(3.11.2) Corporate Authority. Each corporation has corporate authority, under the laws of its jurisdiction and its constituent documents, to do each and every element of performance to which it has agreed, and which is reasonably necessary, appropriate and lawful, to carry out this Agreement in good faith.
(3.11.3) Ownership of Assets and Property. Each corporation has lawful title and ownership of it property as reported to the other, and as disclosed in its financial statements.
(3.11.4) Absence of Certain Changes or Events. Each corporation has not had any material changes of circumstances or events which have not been fully disclosed to the other party, and which, if different than previously disclosed in writing, have been disclosed in writing as currently as is reasonably practicable. Specifically, and without limitation:

 (3.11.4-a) the business of each corporation shall be conducted only in the ordinary and usual course and consistent with its past practice, and neither party shall purchase or sell (or enter into any agreement to so purchase or sell) any properties or assets or make any other changes in its operations, respectively, taken as a whole, or provide for the issuance of, agreement to issue or grant of options to acquire any shares, whether common, redeemable common or convertible preferred, in connection therewith, except the payment by VDYI to Mr. Hinkis of $74,000 from the payment made by Yin Fa for the retirement of his Class B Common Stock (which is part of the total $400,000 in payments from Yin Fa);

 (3.11.4-b) Except as set forth in this Plan of Exchange, neither corporation shall (i) amend its Articles of Incorporation or By-Laws, (ii) change the number of authorized or outstanding shares of its capital stock, or (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property to the extent that which might contradict or not comply with any clause or condition set forth in this Plan of Exchange, LOI or Escrow Agreement;

 (3.11.4-c) Neither corporation shall (i) issue, grant or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of, its capital stock, (ii) incur any indebtedness other than in the ordinary course of business, (iii) acquire directly or indirectly by redemption or otherwise any shares of its capital stock of any class or (iv) enter into or modify any contact, agreement, commitment or arrangement with respect to any of the foregoing;

 (3.11.4-d) Except in the ordinary course of business, neither party shall (i) increase the compensation payable or to become payable by it to any of its officers or directors; (ii) make any payment or provision with respect to any bonus, profit sharing, stock option, stock purchase, employee stock ownership, pension, retirement, deferred compensation, employment or other payment plan, agreement or arrangement for the benefit of its employees (iii) grant any stock options or stock appreciation rights or permit the exercise of any stock appreciation right where the exercise of such right is subject to its discretion (iv) make any change in the compensation to be received by any of its officers; or adopt, or amend to increase compensation or benefits payable under, any collective bargaining, bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment, termination or severance or other plan, agreement, trust, fund or arrangement for the benefit of employees, (v) enter into any agreement with respect to termination or severance pay, or any employment agreement or other contract or arrangement with any officer or director or employee, respectively, with respect to the performance or personal services that is not terminable without liability by it on thirty days notice or less, (vi) increase benefits payable under its current severance or termination, pay agreements or policies or (vii) make any loan or advance to, or enter into any written contract, lease or commitment with, any of its officers or directors except for the settlement to Mr. Hinkis;

 (3.11.4-e) Neither party shall assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation or make any loans or advances to any individual, firm or corporation, other than obligations and liabilities expressly assumed by the other that party;

 (3.11.4-f) Neither party shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers or otherwise, or by the purchase of any property or assets of any other individual, firm or corporation.

(3.11.5) Absence of Undisclosed Liabilities. Each corporation has, and has no reason to anticipate having, any material liabilities which have not been disclosed to the other, in the financial statements or otherwise in writing.
(3.11.6) Legal Compliance. Each corporation shall comply in all material respects with all Federal, state, local and other governmental (domestic or foreign) laws, statutes, ordinances, rules, regulations (including all applicable securities laws), orders, writs, injunctions, decrees, awards or other requirements of any court or other governmental or other authority applicable to each of them or their respective assets or to the conduct of their respective businesses, and use their best efforts to perform all obligations under all contracts, agreements, licenses, permits and undertaking without default.
(3.11.7) Legal Proceedings. Each corporation has no legal proceedings, administrative or regulatory proceeding, pending or suspected, which have not been fully disclosed in writing to the other.
(3.11.8) No Breach of Other Agreements. This Agreement, and the faithful performance of this agreement, will not cause any breach of any other existing agreement, or any covenant, consent decree, or undertaking by either, not disclosed to the other.
(3.11.9) Capital Stock. The issued and outstanding shares and all shares of capital stock of each corporation is as detailed herein, that all such shares are in fact issued and outstanding, duly and validly issued, were issued as and are fully paid and non-assessable shares, and that, other than as represented in writing, there are no other securities, options, warrants or rights outstanding, to acquire further shares of such corporation.
                 (3.11.10) SEC Reports, Liabilities and Taxes.( i )  VDYI has filed all requiredregistration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since the date of its registration under the Securities Act of 1933, as amended (collectively, including all exhibits thereto, the "VDYI SEC Reports"). None of the VDYI SEC Reports, as of their respective dates, contained any untrue statements of material fact or failed to contain any statements which were necessary to make the statements made therein, in light of the circumstances, not misleading. All of the VDYI SEC Reports, as of their respective dates (and as of the date of any amendment to the respective VDYI SEC Reports), complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(ii) Except as disclosed in the VDYI SEC Reports filed prior to the date hereof, VDYI and its Subsidiaries have not incurred any liabilities or obligations (whether or not accrued, contingent or otherwise) that are of a nature that would be required to be disclosed on a balance sheet of VDYI and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (A) liabilities incurred in the ordinary course of business, or (B) liabilities that would not, in the aggregate, reasonably be expected to have a material adverse effect on VDYI.

(iii) Except as disclosed in the VDYI SEC Reports filed prior to the date hereof, VDYI and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material tax returns required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects; (ii) have paid all taxes that are shown as due and payable on such filed tax returns or that VDYI or any of its Subsidiaries are obligated to pay without the filing of a tax return; (iii) have paid all other assessments received to date in respect of taxes other than those being contested in good faith for which provision has been made in accordance with GAAP on the most recent balance sheet included in VDYI’s financial statements; (iv) have withheld from amounts owing to any employee, creditor or other person all taxes required by law to be withheld and have paid over to the proper governmental authority in a timely manner all such withheld amounts to the extent due and payable; and (v) have not waived any applicable statute of limitations with respect to United States federal or state income or franchise taxes and have not otherwise agreed to any extension of time with respect to a United States federal or state income or franchise tax assessment or deficiency. Notwithstanding the foregoing, the bi-annual tax to the State of New York will be paid by VDYI before Closing.

(3.11.11) Brokers' or Finder's Fees. Each corporation is not aware of any claims for brokers' fees, or finders' fees, or other commissions or fees, by any person not disclosed to the other, which would become, if valid, an obligation of either company.

(3.12) Miscellaneous Provisions

(3.112.1) Except as required by law, no party shall provide any information concerning any aspect of the transactions contemplated by this Agreement to anyone other than their respective officers, employees and representatives without the prior written consent of the other parties hereto. The aforesaid obligations shall terminate on the earlier to occur of (a) the Closing, or (b) the date by which any party is required under its articles or bylaws or as required by law, to provide specific disclosure of such transactions to its shareholders, governmental agencies or other third parties. In the event that the transaction does not close, each party will return all confidential information furnished in confidence to the other. In addition, all parties shall consult with each other concerning the timing and content of any press release or news release to be issued by any of them.
(3.12.2) This Agreement may be executed simultaneously in two or more counterpart originals. The parties can and may rely upon facsimile signatures as binding under this Agreement, however, the parties agree to forward original signatures to the other parties as soon as practicable after the facsimile signatures have been delivered.

(3.12.3) The Parties to this agreement have no wish to engage in costly or lengthy litigation with each other. Accordingly, any and all disputes which the parties cannot resolve by agreement or mediation, shall be submitted to binding arbitration under the rules and auspices of the American Arbitration Association. As a further incentive to avoid disputes, each party shall bear its own costs, with respect thereto, and with respect to any proceedings in any court brought to enforce or overturn any arbitration award. This provision is expressly intended to discourage litigation and to encourage orderly, timely and economical resolution of any disputes which may occur.
(3.12.4) If any provision of this Agreement or the application thereof to any person or situation shall be held invalid or unenforceable, the remainder of the Agreement and the application of such provision to other persons or situations shall not be effected thereby but shall continue valid and enforceable to the fullest extent permitted by law.
(3.12.5) No waiver by any party of any occurrence or provision hereof shall be deemed a waiver of any other occurrence or provision.
(3.12.6) The parties acknowledge that both they and their counsel have been provided ample opportunity to review and revise this agreement and that the normal rule of construction shall not be applied to cause the resolution of any ambiguities against any party presumptively. The Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

4. Termination. The Plan of exchange may be terminated by written notice, at any time prior to closing, (i) by mutual consent, (ii) by either party during the due diligence phase, (iii) by either party, in the event that the transaction represented by the anticipated Plan of exchange has not been implemented and approved by the proper governmental authorities 60 days from the date of this Agreement, (iv) if payments scheduled in the Escrow Agreement are not received when due or (v) by either party in the event that a condition of closing is not met by August 12, 2006. In the event that termination of the Plan of exchange by either or both, as provided above, the Plan of exchange shall forthwith become void and there shall be no liability on the part of either party or their respective officers and directors.

5.  Closing. The parties hereto contemplate that the closing of this Plan of Exchange shall occur no more than three days after all of the conditions precedent have been met or waived. The closing deliveries will be made pursuant to this Agreement and the Letter of Intent, dated May 30, 2006 and the Escrow Agreement dated June 7, 2006. On or before June 22, 2006, the certificates of the 7,977,023 (pre-split) new shares of Class A Common Stock, 2,000 new shares of Class B Common Stock and the 1,305,000 (pre-split) shares of Class A Common Stock of VDYI will be delivered to Yin Fa for distribution to the Yin Fa Shareholders and VDYI shall be paid by Yin Fa and/or the Yin Fa Shareholders an amount aggregately equal to $350,000. In addition, within 60 days of signing the Plan of Exchange, VDYI will increase the authorized share capital of the Class A Common Stock to 500,000,000 shares, will reverse split the Class A Common Stock by 1 for 11.1, and shall issue 30,000,000 (post-split) new investment shares of Class A Common Stock of VDYI pursuant to Regulation S under the Securities Act of 1933, as amended, to the Yin Fa shareholders and VDYI shall be paid by Yin Fa and/or the Yin Fa Shareholders an amount equal to $50,000. Escrow disbursements will be made as indicated in Exhibit A. The parties acknowledge that the Escrow Agreement has a default provision that governs the rights of the parties in the event that certain performances are not made on a timely basis and they expressly accept the terms thereof.

6. Merger Clause. This Plan of Exchange, together with the Letter of Intent and Escrow Agreement, constitute the entire agreement of the parties hereto with respect to the subject matter hereof, and such documents supercede all prior understandings or agreements between the parties hereto, whether oral or written, with respect to the subject matter hereof, all of which are hereby superceded, merged and rendered null and void.

IN WITNESS WHEREOF, The parties hereto, intending to be bound, hereby sign this Plan of Exchange below as of the date first written above.

VOICE DIARY INC.

By:	/s/ Arie Hinkis
Arie Hinkis President

SUI NING SHI YIN FA BAI ZHI CHAN YE YOU XIAN GONG SI

By:	/s/ Deng, Shu Lan
Deng, Shu Lan President